UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2015

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2015, Physicians Realty Trust (the “Company”) and John W. Sweet entered into an Amended and Restated Employment Agreement, effective January 1, 2015 (the “Amended Employment Agreement”). The Amended Employment Agreement extends Mr. Sweet’s service as Executive Vice President and Chief Investment Officer until January 1, 2017. Mr Sweet will then be employed as a consultant to the Company until January 1, 2018.

The Amended Employment Agreement amends and restates the first amended and restated Employment Agreement between the Company and Mr. Sweet, dated May 6, 2014. Under the Amended Employment Agreement, until January 1, 2017, Mr. Sweet will receive a base salary of $245,000 per annum and will be eligible to receive an annual bonus of $50,000 to $100,000 based upon performance goals as established by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board. Mr. Sweet will also be eligible to receive a one-time award of restricted share units under the Company’s Long Term Incentive Plan for that number of underlying shares that has a fair market value of at least $500,000, subject to service vesting in 2017. When employed  as a consultant, between January 1, 2017 and January 1, 2018, Mr. Sweet will receive a consulting fee of $75,000 per annum.

The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Employment Agreement, which is filed as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated February 19, 2015, between the Company and John W. Sweet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2015	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated February 19, 2015, between the Company and John W. Sweet